Exhibit 99.1
ISBA Announces Third Quarter 2015 Earnings
Mt. Pleasant, Michigan, October 29, 2015 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced today that in the third quarter of 2015, the Corporation recorded strong earnings, increased dividends paid, and opened two new offices.
Net income and earnings per common share for the third quarter of 2015 were $4.06 million and $0.52, compared to $3.41 million and $0.44 for the third quarter of 2014. Net income and earnings per common share for the nine months ended September 30, 2015 were $11.83 million and $1.52, compared to $10.28 million and $1.33 for the nine months ended September 30, 2014. During the quarter, the Corporation paid a $0.24 per common share cash dividend. This dividend represented a 9.09% increase over the third quarter of 2014, continuing the Corporation's 33 consecutive years of dividend growth. Based the Corporation's average stock price of $23.46 for the month of September 2015, the annualized cash dividend yield was 3.96%.
During the first nine months of 2015, total assets grew by 4.50% to $1.62 billion and assets under management - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $681.39 million - grew to $2.30 billion. Contributing to our growth were increases in our commercial and agricultural loan portfolios of $12.68 million as well as $61.08 million in our available-for-sale securities portfolio. Our focus on balance sheet growth contributes to our commitment to increasing net interest income.
In addition to increased net interest income, improvements in credit quality also contributed to the Corporation's strong earnings. During the first nine months of 2015, the Corporation realized net loan recoveries of $99,000, compared to net loans charged-off of $496,000 for the same period of 2014. Total loans past due and loans classified as less than satisfactory continued to decline during the quarter. These factors allowed for a reduction in the level of the allowance for loan losses in both amount and as a percentage of gross loans, resulting in a reversal of the provision for loan losses of $2.00 million during the nine month period ended September 30, 2015.
During the quarter, Isabella Bank, a wholly owned subsidiary of Isabella Bank Corporation, completed branch acquisitions in Saginaw and Midland. These acquisitions brought in over 1,200 new households and $52.95 million in deposits. With these new locations, the Bank is committed to strengthening its roots within the Midland and Saginaw counties.
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.